Exhibit 10.1

Tenant:

Country:

Acres (+/-):

Crop:

Effective Date:

End of Term:

AGRICULTURAL LEASE
Alico, Inc., Ft. Myers, Florida

THIS AGRICULTURAL LEASE (this “Lease”) is made and entered into as of the 8th day of May, 2014, by and between ALICO, INC., a Florida corporation (“ALICO” or “Landlord”) and UNITED STATES SUGAR CORPORATION, a Delaware corporation (“U.S. SUGAR” or “Tenant”).

W I T N E S S E T H:

In consideration of the obligation of Tenant to pay rent as provided hereinbelow, and the terms, provisions and covenants hereinafter set forth, the parties hereto agree as follows:

A. Premises. Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, in accordance with and subject to the terms and conditions set forth hereinbelow and in the General Conditions set forth in Exhibit “A” (the “General Conditions”), attached hereto and made a part hereof, that certain real property more particularly described as Exhibit “B” attached hereto and made a part hereof (the “Leased Premises”). Portions of the Leased Premises are subject to the C-139 Basin Requirements set forth in Section 3.04 of the General Conditions. The Leased Premises include all buildings and other improvement to the property, which the parties agree comprises gross acreage amounting to approximately Thirty Thousand Six Hundred (30,600) acres, which includes Nineteen Thousand One Hundred (19,181) acres planted or plantable to sugar (“Net Cane Acre” or “Net Cane Acres”), more or less. For purposes of calculations of the Base rent (as defined in section D.2. hereinbelow) and the Additional Rent (as defined in section D.3. hereinbelow) under the terms of this Lease, the Leased Premises shall be presumed to be Nineteen Thousand One Hundred (19,181) Net Cane Acres, unless and until additional acreage is permitted for sugar or other crops as contemplated by this Lease, at which time such additional acreage shall be incorporated into said calculations under the terms of this Lease.

In the event of a conflict between the map of the Leased Premises and the legal description, the legal description shall prevail.

B. Term. The term of this Lease shall be for ten (10) years commencing on May 1, 2014 (the “Commencement Date”) and, unless terminated earlier pursuant to the provisions of this Lease, shall terminate on April 30, 2024 (“Term”).

1. On May 1, 2023 and on each May 1st subsequent thereto, the Term shall be extended three (3) additional Lease Year unless written notice of non-renewal is given by either party hereto to the other party no less than six (6) months prior to the renewal date.

2. U.S. SUGAR shall assume control over the Leased Premises upon completion of the 2013/2014 harvest season. The parties anticipate that this date will be on or about April 15, 2014.

3. Notwithstanding anything herein to the contrary, solely as to the portion of the Leased Premises identified on Exhibit “B” as “Hill Grade” which consists of approximately Four Thousand, Eight Hundred (4,561.50) Net Cane Acres (“Hill Grade Portion of the Leased Premises”):

(a) The Term of this Lease shall be for five years (5) commencing May 1, 2014 and, unless terminated earlier pursuant to the provisions of this Lease, shall terminate on April 30, 2019.

(b) On May 1, 2015 and on each May 1st subsequent thereto, the Term shall be extended one (1) additional Lease Year unless written notice of non-renewal is given by either party hereto to the other party.

(c) This Lease may be terminated by ALICO solely as to the Hill Grade Portion of the Leased Premises at any time upon one (1) year’s notice to U.S. SUGAR.

4. Upon the termination of this Lease as to the Hill Grade Portion of the Leased Premises and/or as to the Leased Premises (which may exclude the Hill Grade Portion of the Leased Premises if the Lease as to the Hill Grade Portion of the Leased Premises has terminated prior to the date this Lease is terminated as to the remainder of the Premises), ALICO shall reimburse U.S. SUGAR for U.S. SUGAR’s Actual Capitalized Planting Costs (for the purpose of this Agreement, “Actual Capitalized Planting Costs” shall be those reasonable costs incurred by U.S. SUGAR in planting (which includes the cost of seedcane), farming, cultivating, sugarcane on the Premises) plus fertilizer, insecticide, soil amendments, and pesticide costs (collectively “U.S. SUGAR’s Planting Costs”) as follows and as applicable per acre:

(a) If at the time of such termination, U.S. SUGAR cannot harvest its plant cane (1st harvest), then ALICO shall reimburse U.S. SUGAR one hundred percent (100.0%) of U.S. SUGAR’s Planting Costs for all such sugarcane on the Hill Grade Portion of the Premises or the Premises, as applicable;

(b) If the cane harvested immediately prior to termination is plant cane (1st harvest), ALICO shall reimburse U.S. SUGAR sixty six and six/tenths percent (66.6%) of U.S. SUGAR’s Planting Costs for all such sugarcane on the Hill Grade Portion of the Premises and/or the Premises, as applicable; and

(c) If the cane harvested immediately prior to termination is first stubble cane (2nd harvest), ALICO shall reimburse U.S. SUGAR thirty three and three/tenths (33.3%) of U.S. SUGAR’s Planting Costs for all such sugarcane on the Hill Grade Portion of the Leased Premises and/or the Leased Premises, as applicable.

CW Landlord	KM Tenant

(d) Additionally, ALICO shall reimburse U.S. SUGAR for any sugarcane inventory on the termination date as to the Hill Grade Portion of the Leased Premises and/or the Leased Premises, as applicable, at a rate computed as follows: Three Dollars and Fifty Cents ($3.50) multiplied by the average net standard tons per acre which U.S. SUGAR attained on the Leased Premises during U.S. SUGAR’s sugarcane harvest season immediately preceding the termination date (the “Reimbursement Amount”).

(e) U.S. SUGAR shall supply such commercially reasonable documentation as requested by ALICO to establish and/or confirm the total of U.S. SUGAR’s Planting Costs and Reimbursement Amount. U.S. SUGAR agrees to keep at its principal office records relating to said Planting Costs and Reimbursement Amount and ALICO shall have the right to audit said records, such audit to take place during normal business hours and not unreasonably interfere with U.S. SUGAR’s office operations. If such audit shows the amount of Planting Costs and/or Reimbursement Amount reimbursed to U.S. SUGAR hereunder was overstated by greater than five percent (5%), then U.S. SUGAR shall pay the difference to ALICO, as well as the reasonable cost of such audit, upon demand.

C. Use. U.S. SUGAR, its successors and assigns, shall use the Leased Premises exclusively for growing crops, including sugarcane. U.S. SUGAR may clear the Leased Premises and prepare same for cultivation and may construct or improve roads, drainage ditches, canals, dikes, water impoundments and other structures on the Leased Premises, consistent with the terms of this Lease. U.S. SUGAR may install and operate drainage pumps or motors on the Premises and any new pumps installed by U.S. SUGAR shall continue to be the property of U.S. SUGAR, and U.S. SUGAR may remove such pumps or motors at any time during the Term of this Lease or upon expiration or termination of this Lease. Any planting, crop or marketing quotas allocated to the Premises during the Term of this Lease shall be the property of U.S. SUGAR and may be transferred to other property by U.S. SUGAR during the Term of or upon expiration or termination of this Lease.

          D. Rent. As used herein, the term “Lease Year” shall mean (a) May 15, 2014 through April 30, 2015, and (b) the period May 1 through and including the subsequent April 30 of each year commencing May 1, 2015 through and including April 30, 2016.

1. Rent due hereunder shall be due and payable in advance on or before the first day of each Lease Year.

2. Base Rent. U.S. SUGAR shall pay ALICO rent at the rate of One Hundred Eighty Five Dollars and No Cents ($185.00) per Net Cane Acre leased hereunder as follows:

Lease Year Commencing	Annual Base Rent
May 15, 2014	$3,548,485.00
May 1, 2015	$3,548,485.00
May 1, 2016	$3,548,485.00

CW Landlord	KM Tenant

May 1, 2017	$3,548,485.00
May 1, 2018	$3,548,485.00
May 1, 2019	$3,548,485.00
May 1, 2020	$3,548,485.00
May 1, 2021	$3,548,485.00
May 1, 2022	$3,548,485.00
May 1, 2023	$3,548,485.00
May 1, 2024	$3,548,485.00
May 1, 2025	$3,548,485.00
May 1, 2026	$3,548,485.00
May 1, 2027	$3,548,485.00
May 1, 2028	$3,548,485.00

(calculated as follows: 19,181 Net Cane Acres x $185 per Net Cane Acre per Lease Year = $3,548,485.00)

In the event this Lease is terminated as to the Hill Grade Portion of the Leased Premises, the Annual Base Rent shall be reduced accordingly by Eight Hundred Eighty Eight Thousand Dollars and No Cents ($843,877.50) (calculated as follows: 4,561.50 Net Cane Acres x $185 per Net Cane Acre per Lease Year = $843,877.50), to wit, the Annual Base Rent shall be reduced to Two Million Six Hundred Forty Five Thousand Dollars and No Cents ($2,704,422.50) (calculated as follows: 14,619.50 Net Cane Acres x $185 per Net Cane Acre per Lease Year = $2,704,607.50.)

3. Additional Rent. In addition to the base rent, U.S. SUGAR shall pay ALICO at the end of each Lease Year an additional amount per Net Cane Acre (“Additional Rent”), regardless of whether the Net Cane Acre land is planted to sugar or other crops, based on the year-end average net selling price per hundred weight (“NSP”) for the year-end immediately preceding the applicable Lease Year that U.S. SUGAR receives from United Sugars Corporation, the exclusive sales agent of all refined sugar produced by U.S. SUGAR, from the sale of refined sugar, as follows:

	Additional Rent	Total Rent
NSP	Per Acre	(Base Rent + Additional Rent)

$28.00 to $29.99	$15.00	$200.00
$30.00 to $33.99	$50.00	$235.00
$34.00 to $37.99	$75.00	$260.00
$38.00 to $40.99	$100.00	$285.00
$41.00 and above	$25.00 per $1.00	$310.00 and up
	increase in NSP

4. Simultaneously with the payment of the Additional Rent described herein, U.S. SUGAR shall provide ALICO with commercially reasonable documentation supporting the calculation of such Additional Rent payment. U.S. SUGAR agrees to keep at its principal office records relating to said NSP and ALICO shall have the right to audit said records, such audit to take place during normal business hours and not unreasonably interfere with U.S. SUGAR’s office operations. If such audit shows the NSP calculations were understated by greater than five percent (5%), then U.S. SUGAR shall pay the difference to ALICO, as well as the reasonable cost of such audit, upon demand.

CW Landlord	KM Tenant

E. Residences. The Leased Premises includes three (3) residences (the “Residences”). U.S. SUGAR may allow its employees and/or agents to occupy any or all of the Residences and, in such event, only during such time as a U.S. SUGAR employees or agents are residing in any of the Residences and only with respect to the Residences occupied by a U.S. SUGAR employee or agent: (a) U.S. SUGAR shall use all due care to protect and maintain said Residences, performing all prudent repairs and maintenance; (b) U.S. SUGAR shall enter into agreements with such employees and/or agents regarding the terms of such occupancy; (c) U.S. SUGAR shall for all purposes be the “landlord” for such occupancies, and shall indemnify ALICO against any claims by its employees and agents, or those claiming through its employees or agents or out of any occupancy of the Residences; and (d) In furtherance of the foregoing, U.S. SUGAR will protect the property against trespass and other occupancy outside of specific agreements with U.S. SUGAR.

F. Reimbursement for Stubble Cane. U.S. SUGAR shall also reimburse ALICO for all stubble cane on the Premises as of May 1, 2014. The reimbursement amount shall be mutually agreed upon by the parties hereto based on current industry standards prior to U.S. Sugar taking possession of the Leased Premises.

G. Rolling Stock. The parties hereto agree to negotiate in good faith prior to U.S. Sugar taking possession of the Leased Premises in an effort to agree upon (a) what rolling stock related to sugarcane production that ALICO will sell to U.S. SUGAR, and U.S. SUGAR will purchase from ALICO, and (b) the purchase price of said rolling stock. In the event the parties do not timely agree to such terms, ALICO is free to remove such rolling stock from the Leased Premises prior to the commencement date.

H. Obligations Pertaining to ALICO Employees. U.S. SUGAR and ALICO will cooperate with each other with the intent of U.S. SUGAR offering employment to such of the following ALICO’s existing sugarcane employees if, and to the extent, U.S. SUGAR determines that such employees are needed for the continuing operation of the Leased Premises pursuant to the terms of this Agreement and provided reasonable employment terms are negotiated and agreed upon between U.S. SUGAR and said employees:

ALICO Employee
Last Name	First Name	Seniority Date	Job Title Description
Bryant	Kenneth	09/21/2004	Sugarcane Foreman
Owens	Jeffrey	09/13/2005	Mgr Sugarcane Ops
Bolix	Randall	12/20/2013	Laborer
De Santiago Martinez	Rogelio	10/07/2009	Utility Operator
Garcia	Miguel	11/19/2003	Equipment Operator I
Gomez	Pedro	10/11/2004	Equipment Operator II
Gonzalez	Wilfredo	12/01/2011	Laborer

CW Landlord	KM Tenant

Perez	Atanasio	09/25/2000	Equipment Operator II
Perez	Guillermo	12/15/2006	Equipment Operator I
Talley	Charles	09/03/2013	Assistant to Foreman
Venancio	Jorge	02/12/2008	Laborer
Zavala	Miguel	05/09/2013	Laborer
Jones	Bobby	05/18/2011	Sugarcane Foreman
Espinosa	Cody	01/18/2012	Assistant to Foreman
Gonzalez Borrego	Leosbet	01/24/2014	Laborer
Hernandez	Joe	07/22/2011	Equipment Operator II
Santos	Frank	09/03/2013	Laborer

I. Sales Tax. The parties believe this Lease to be exempt from sales tax pursuant to Fla. Stat. §2l2.031. In the event that such taxes are or become due on the Rent, U.S. SUGAR agrees to pay all applicable sales or rental taxes on each such payment of Rent.

J. Ad Valorem Taxes. U.S. SUGAR shall be responsible for the cost of all real property taxes, general and special assessments levied by any authority against the Leased Premises and such payments shall constitute additional Rent hereunder. ALICO shall be responsible for timely paying real property taxes and assessments on the Leased Premises, and U.S. SUGAR shall be responsible for promptly paying ALICO upon presentment of a bill reflecting such charges. U.S. SUGAR shall be responsible for directly paying personal property taxes levied or assessed against any personal property on the Leased Premises. Any levy or assessment which includes time either before or after this Lease is in effect shall be prorated between the parties on a per diem basis.

K. Road and Ditch Maintenance. Alico shall be responsible for maintaining the roads on the Leased Premises for its own use and that of U.S. SUGAR. Alico shall be responsible for maintaining the ditches which provide water to groves owned by Alico, to the extent they are not managed by drainage districts, and U.S. SUGAR shall be responsible for reimbursing Alico for maintenance performed by ALICO and attributable to U.S. SUGAR’s use of the Leased Premises. The parties agree to cooperate in good faith to determine each party’s financial responsibilities under this provision.

L. Not Related Persons. This is an arms-length transaction, and Landlord and Tenant are not “related persons” under the Securities Exchange Act of 1934.

M. Modification of Permits. Without limiting Tenant’s obligations under the General Conditions to comply with all provisions of all applicable permits, Alico agrees to cooperate with U.S. SUGAR in modifying existing South Florida Water Management District (“District”) permits, applying for new District permits, and in applying for other permits (collectively “Permits”), provided all are reasonable for U.S. SUGAR’s permitted uses under this Lease. All application, design and implementation costs for such Permits, and for all Permits acquired by U.S. SUGAR for the Leased Premises, shall be paid by U.S. SUGAR, and Alico shall not be obligated to incur any cost or expense in the obtaining or implementation of such permits. U.S. SUGAR shall not be obligated to pursue litigation in order to obtain any Permit and may abandon any Permit that it has applied for if, in U.S. SUGAR’s sole discretion, U.S. SUGAR determines that the terms or conditions for obtaining any Permit are too burdensome or economically prohibitive to accomplish. In the event (a) U.S. SUGAR is unable to obtain all Permits necessary for the operation of the Leased Premises as a sugarcane farm, (b) U.S. SUGAR abandons any Permit or Permit proceeding as provided for herein, or (c) any Permit is revoked or is not renewed, which would in the reasonable opinion of U.S. SUGAR make the farming of sugarcane on the Leased Premises impracticable, then, in any such event, U.S. SUGAR may immediately terminate this Lease as to those portions of the Leased Premises where Permits have been denied, restricted or abandoned, and neither party shall have any further obligation or liability hereunder.

CW Landlord	KM Tenant

N. Agricultural Chemicals. U.S. SUGAR’s use of agricultural chemicals on the Leased Premises is limited to those chemicals identified in Schedule “4” to this Lease. Tenant must advise Landlord of all agricultural chemicals anticipated to be used by Tenant in Tenant’s operations on the Leased Premises, and Landlord must agree to list those agricultural chemicals on Schedule “4” prior to any use of such agricultural chemicals on the Leased Premises.

O. Water for Freeze Protection. ALICO grows, and will continue to grow, citrus on groves adjacent to portions of the Leased Premises, specifically the “2 X 6 Farm” portions of the land (the adjacent parcel being the “2 X 6 Grove”). The 2 X 6 Grove is subject to the same District permits as the 2 X 6 Farm portions of the Land, and pulls water from the same ditches and canals. ALICO hereby reserves, and U.S. Sugar acknowledges such reservation, the right to such amounts of water as are adequate for irrigation and freeze protection of the 2 X 6 Grove, and U.S. Sugar shall pump and direct water to the 2 X 6 Grove for such purposes.

P. Assignability. Notwithstanding limitations in the General Conditions, U.S. SUGAR may sublease or assign this Lease with the prior written consent of ALICO, which consent shall not be uneasonably withheld or delayed, provided that any such sublease or assignment shall require written consent of the assignee or subtenant to adherence to the terms of this Lease. Regardless of any assignment or sublease hereunder, U.S. SUGAR shall remain obligated for the performance of all terms under this Lease unless and until specifically released from same by ALICO, which release may be withheld in ALICO’s sole discretion for any reason or for no reason.

Q. Subordination, Non-Disturbance, and Attornment. This Lease shall be subject and subordinate to the lien, operation and effect of any present or future mortgage encumbering all or any part of the Leased Premises and to all modifications, consolidations, renewals, extensions, or replacements therefore; provided that the holder of any such mortgage shall agree in the mortgage or other written instrument that this Lease shall not be terminated or otherwise affected by the enforcement of any such mortgage if, at the time thereof, no default under this Lease then exists. Upon written request from Landlord, Tenant agrees to execute and deliver a subordination, non-disturbance, and attornment agreement on the then-standard form prescribed by the holder of such mortgage, provided such then-standard form does not modify or amend any provisions of this Lease. Tenant shall attorn to any foreclosing mortgagee, purchaser at a foreclosure sale, or purchaser by deed in lieu of foreclosure. At the election of the holder of any mortgage, this Lease may be declared superior and prior in right to such mortgage provided such election is by written instrument executed by the holder of such mortgage.

CW Landlord	KM Tenant

R. Memorandum of Lease. The terms of the General Conditions notwithstanding, the parties shall execute and deliver upon the commencement date of this Lease a Memorandum of Lease in form and substance substantially similar to the document attached hereto and made a part hereof as Exhibit “C”, which shall be recorded in the public records of Hendry County, Florida memorializing the existence of this Lease.

S. Notice. Any notice, election, consent, or other communication required or permitted to be given to a party pursuant to this Lease will be in writing and will be determined to have been duly given when delivered personally, if sent by overnight courier (e.g., FedEx), or by United States Certified or Registered Mail, return receipt requested, postage prepaid, as follows:

As to Landlord:

ALlCO, INC.

Attn: Clay G. Wilson

10070 Daniels Interstate Court, Suite 100

Ft. Myers, Florida 33913

With a copy to

DEAN, MEAD, MINTON & ZWEMER

Attn: Dennis G. Corrick

1903 S. 25th St., Suite 200

Fort Pierce, FL 34947

As to Tenant:

UNITED STATES SUGAR CORPORATION

111 Ponce de Leon Avenue

Clewiston, Florida 33440

Attn: Kenneth W. McDuffie, Senior Vice President,

Sugarcane Operations

With a copy to:

UNITED STATES SUGAR CORPORATION

111 Ponce de Leon Avenue

Clewiston, Florida 33440

Attn: Edward Almeida, Esq., Vice President, Legal Affairs

T. WAIVER OF TRIAL BY JURY: AS AN INDUCEMENT TO LANDLORD AND TENANT AGREEING TO ENTER INTO THIS LEASE, LANDLORD AND TENANT HEREBY WAIVE TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY EITHER PARTY AGAINST THE OTHER PARTY PERTAINING TO ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE OR TENANT’S OCCUPANCY OF THE PREMISES.

U. Quiet Enjoyment. ALICO covenants that, as long as U.S. SUGAR performs its agreements hereunder, U.S. SUGAR shall have the right to quietly enjoy and use the Leased Premises at all times relevant hereto without interference from ALICO or any parties claiming by, through, or under ALICO, subject only to the provisions of this Lease, which right of quiet enjoyment shall extend to the right to possess, remove, and sell any and all crops, sugarcane and sugar and byproducts made therefrom on the Leased Premises.

CW Landlord	KM Tenant

          V. Breach. If either ALICO or U.S. SUGAR shall fail to perform or shall breach any agreement of the Lease and such default shall continue for thirty (30) days after a written notice specifying the performance required shall have been given to the other party failing to perform, the party so giving notice may institute action in a court of competent jurisdiction to terminate this Lease or to compel performance of the agreement or may seek any other remedy provided at law.

W. Hazardous Materials. ALICO covenants and warrants to U.S. SUGAR that neither ALICO nor anyone claiming under ALICO nor, to the best of ALICO’s knowledge, any previous occupants of the Premises have been involved in operations on the Premises or made use of the Premises in a manner that could lead to the imposition on ALICO or U.S. SUGAR of liability under any Federal or State laws or regulations concerning hazardous or harmful substances. ALICO hereby indemnifies and holds U.S. SUGAR harmless from and against any and all damages, penalties, fines, claims, liens, suits, liabilities, costs (including clean-up costs), judgments and expenses (including attorneys’ or experts’ fees and expenses) of every kind and nature suffered by or asserted against U.S. SUGAR as a direct or indirect result of any hazardous substance placed on the Premises prior to U.S. SUGAR’s occupation thereof, or as the result of any warranty or representation made by ALICO being false or untrue in any material adverse respect, or as the result of ALICO’s non-compliance with any requirement under any law, regulation or ordinance, local or State or Federal, which requires the elimination or removal of any hazardous materials, substances, wastes or other environmentally regulated substances. The rights and obligations of this paragraph are expressly intended to and shall survive the expiration or termination of the Lease.

X. Force Majeure.

1. If either party hereto shall be delayed or prevented from the performance of any act required hereunder by reason of acts of God, strikes, lockouts, labor troubles, inability to procure materials, adverse weather, unusual delay in transportation, delay by the other party hereto or other cause without fault and beyond the control of the party obligated (financial inability excepted), (herein called “Force Majeure”), then upon written notice to the other party, the performance of such act shall be excused for the period of the delay and the period for the performance of such act shall be extended for a period equivalent to the period of such delay. The parties hereto, however, shall exercise good faith efforts to remedy any such cause of delay or cause preventing performance.

2. If U.S. SUGAR’s use of the Leased Premises is materially impaired by circumstances or events beyond the control of U.S. SUGAR, including but not limited to the loss of capacity in or damage to the mill processing the sugarcane from the Leased Premises, loss or damage to crops due to natural disaster, or prohibitions or restrictions imposed by law, or governmental entity imposes any direct or indirect restrictions or quotas on the amount of sugarcane or sugar to be marketed or produced from the Leased Premises or from U.S. SUGAR’s mill, then with one (1) year advance written notice to ALICO, at U.S. SUGAR’s sole option, U.S. SUGAR may (1) reduce the amount of land leased hereunder pro rata based on the resulting percentage reduction in sugarcane or sugar production by U.S. SUGAR during such period of restriction or (2) terminate the Lease in its entirety.

CW Landlord	KM Tenant

Y. U.S. SUGAR’s rights and interests herein, shall run with the Leased Premises and shall be binding upon and inure to the benefit of the successors and assigns of ALICO, and to U.S. SUGAR and its successors and assigns, and to any and all parties hereafter having any right, title, or interest in the Leased Premises or any part thereof. The provisions of this Lease are intended to run with the title to the Leased Premises. Accordingly, as used herein, the term “ALICO” shall include successors-in-title with respect to the Leased Premises, or any part thereof.

IN WITNESS WHEREOF, the parties hereto have executed this Lease as of the day and year first above written.

Signed, sealed and delivered in the presence of:

Witnesses	LANDLORD:

ALICO, INC., a Florida corporation

/s/ Denise Plair	By: /s/ Clay G. Wilson
Print Name: Denise Plair	Print Name: Clay G. Wilson
Title: CEO/President

/s/ Mary Lofton
Print Name: Mary Lofton

Witnesses	TENANT:

UNITED STATES SUGAR
CORPORATION, a Delaware corporation

/s/ Ann Marie Pilling	By: /s/ Kenneth W. McDuffie
Print Name: Ann Marie Pilling	Print Name: Kenneth W. McDuffie
Title: Sr. Vice President, Sugarcane Operations

/s/ Eneyda Rios
Print Name: Eneyda Rios

CW Landlord	KM Tenant

EXHIBIT “A”
TO AGRICULTURAL LEASE

GENERAL CONDITIONS

Article I.
AS IS

This Exhibit “A” is an exhibit to a certain “AGRICULTURAL LEASE” by and between Alico, Inc. and United States Sugar Corporation dated _____, 2014 (“Lease”).

NOTWITHSTANDING ANYTHING IN THIS EXHIBIT “A” TO THE CONTRARY, IN THE EVENT,       (A) THERE IS A CONFLICT BETWEEN THE PROVISIONS IN THIS EXHIBIT “A” AND THE PROVISIONS IN THE MAIN BODY OF THE LEASE, OR (B) THERE ARE PROVISIONS IN THE MAIN BODY OF THE LEASE THAT ADDRESS THE SAME OR SIMILAR PROVISIONS ADDRESSED IN THIS EXHIBIT “A” (FOR EXAMPLE, NOTICE PROVISIONS IN THIS EXHIBIT “A” AND NOTICE PROVISIONS IN THE MAIN BODY OF THE LEASE), THEN THE PROVISIONS IN THE MAIN BODY OF THE LEASE (AND NOT THE PROVISIONS IN THIS EXHIBIT “A”) SHALL IN ALL RESPECTS GOVERN AND CONTROL.

Section 1.01 No Covenants or Warranties of Fitness. Tenant leases the Land “AS IS, WHERE IS, WITH ALL FAULTS”, and Landlord makes no covenants, representations or warranties as to its fitness for farming or for any other purpose. Tenant acknowledges that Tenant has had the opportunity to inspect the Land, and has determined that the Leased Premises are fit for Tenant’s intended purpose of farming crops, including sugarcane.

Section 1.02 Landlord’s Use of, and Leasing of, Nearby Lands. Landlord uses adjoining and nearby lands for grazing of cattle, and leases adjoining and nearby lands to others for cattle grazing, agricultural and recreational uses. Tenant’s acceptance of this Lease is specifically conditioned upon Tenant’s acknowledgement of such neighboring uses and their possible impact on Tenant’s use of the Land. Landlord practices, and requires of all tenants, due care in the conduct of all activities upon Landlord’s lands. Therefore, Tenant hereby assumes the risk, waives all claims against Landlord and holds Landlord harmless for the conduct of such activities on Landlord’s other lands. Without limitation, such activities include grazing of cattle, use of agricultural chemicals, and hunting.

Article II.
CONDUCT OF TENANCY

Section 2.01 Prohibited Uses. The Leased Premises will not be used for: (i) recreational purposes; (ii) grazing or raising of livestock; (iii) hunting; (iv) fishing; or (v) illegal activities. Hunting nuisance animals may be permitted only as permitted under the terms of this Lease.

Section 2.02 Cultivation and Operation. Tenant agrees and covenants to perform its farming operations on the Land during the term hereof in an efficient, economic, and husbandlike manner and to employ all modern methods of farming as are customarily practiced in the area.

CW Landlord	KM Tenant

Section 2.03 Fence. Tenant shall maintain any existing fences on the Leased Premises throughout the term of the Lease. Tenant may enclose portions of the Leased Premises with additional fencing in Tenant’s reasonable discretion, and once constructed, shall maintain such fences throughout the term of the Lease.

Section 2.04 Trees and Timber, Other Assets of Landlord. Use of the trees and timber on the Leased Premises is specifically excluded from Tenant’s rights under this Lease. Accordingly, Tenant shall not cut or remove any standing trees, dead or fallen timber from the Land. Tenant shall not for any purpose drive nails, spikes, staples or the like into, or otherwise deface or mar any tree, green or dead, on the Land. Tenant may not avail itself of rock, fill dirt, equipment or other assets of Landlord without specific written consent of the Landlord to do so. For purposes of this section, Landlord’s consent may only be granted by the Landlord’s VP of Sugarcane, Sod & Farm Leases; no field employee of Landlord is authorized to give such consent.

Section 2.05 Irrigation and Discharge Pumps. The foregoing section notwithstanding, Tenant may, with Landlord’s written consent, have non-exclusive use of irrigation and discharge pumps owned by Landlord and located on the Land. Landlord’s consent is specifically subject to Tenant’s proper maintenance and use of the pumps. Such proper use and maintenance includes, without limitation, greasing and lubricating the pump, regularly checking engine oil, monitoring fuel levels, checking water levels and adding of good water (not ditch water) and checking of belts on electric and diesel pumps. Tenant shall maintain and provide to Landlord upon request a monthly log of times run and maintenance performed on the pumps. Improper use of Landlord’s pumps may result in loss of use, or charge to Tenant for damage.

Section 2.06 Waste and Nuisance. Tenant agrees to conduct Tenant’s operations upon the Land with care, and to not permit waste of the Land nor destroy or remove without the consent of the Landlord any of the buildings, sheds, engines, windmills, pumps, water tanks, pipes, fences, drains, culverts, beams, and any other fixtures and improvements existing on the Leased Premises on the Commencement Date, or to place, construct or put any of these items on the Leased Premises during the term of the Lease, without the prior written consent of Landlord (which consent shall not be unreasonably withheld if such fixtures or improvements are necessary for Tenant’s Use) and any permits necessary to authorize such placement or construction. Tenant will not maintain, commit, or permit the maintenance or commission of any nuisance on the Leased Premises or use the Leased Premises for any unlawful purpose.

Section 2.07 Plastics. In the event plastics are used in the Tenant’s Use, Tenant must remove said plastics no later than thirty (30) days after use. Plastics will not be disked into the ground. All plastics will be properly removed and disposed of in accordance with Legal Requirements, as that term is defined below.

CW Landlord	KM Tenant

Section 2.08 Roads, Ditches, Dikes, Etc. Tenant shall not construct: any ditches requiring or requiring modification of, surface water management permits; dikes; roads; other improvements or structures without the prior written consent of Landlord. With Landlord’s written approval, Tenant may be permitted to construct drainage infrastructure that does not require any modification to existing water management district permits. Tenant understands that such improvements may require permits from various governmental agencies before the commencement of construction begins. In the event any such improvements require or are otherwise governed by permits, Tenant shall comply with the terms of such permits, as set forth in Section 3.02 of this Lease. Tenant will hold Landlord harmless from any liability arising out of Tenant’s operations under these permits, failure to obtain such permits or failure to pay such permit fees or charges. Tenant further covenants and agrees to maintain any and all existing roads, ditches and dikes in a manner satisfactory to Landlord.

Section 2.09 Improvements; Duty of Repair. Tenant agrees to keep the Leased Premises, including but not limited to all fences, culverts, buildings, wells, improvements, dikes, canals and ditches (including ditches to adjoining properties) in as good state of repair as existed on the Commencement Date, subject to ordinary wear and tear. Tenant expressly agrees to assume sole responsibility arising out of Tenant’s failure to keep the Land in the state of repair required hereby.

Section 2.10 Compliance with Legal Requirements. Tenant will promptly comply with all present and future laws, rules, regulations and directives of any municipal, county, state, federal or other governmental or quasi-governmental authority applicable to the Land or to Tenant’s acts or activities on the Land (the “Legal Requirements”). Tenant’s attention is specifically directed, among other things, to the need to notify the county building and zoning departments of any structures, other than temporary farm buildings, to be placed on the Leased Premises, and to the need to comply with all permitting requirements of South Florida (or Southwest Florida, if applicable) Water Management District, Florida Department of Environmental Protection, Army Corps of Engineers, and the Environmental Protection Agency throughout the Term of this Lease, and without cost to Landlord. Tenant will promptly comply with the Legal Requirements whether they are foreseen or unforeseen, or ordinary or extraordinary. Tenant has specifically examined the South Florida (or Southwest Florida, if applicable) Water Management District Environmental Resource and Water Use permits for the Land and specifically undertakes that the Tenant’s operations will be conducted in such a way as not to cause a violation, or require a modification, of those permits. The term Legal Requirements, as used throughout this Lease, shall be broadly construed.

Section 2.11 Permits. All expenses incurred through Tenant’s use of the Land will be the sole responsibility of Tenant, including any contract for electrical power. Tenant will be responsible for obtaining and paying for all permits necessary for the utilization of the Land, including but not limited to storage tank registrations, water permits, pesticide use permits, burn permits, waste removal permits, etc. Such payments will be made promptly prior to delinquency. Tenant will further hold Landlord harmless from any liability arising out of Tenant’s operations under any such permit, Tenant’s failure to obtain such permits, or Tenant’s failure to pay such permit fees or charges.

CW Landlord	KM Tenant

Section 2.12 Hunting Nuisance Animals.

(a) Hunting nuisance animals will be permitted only after the Tenant has received written authorization from the Florida Game and Fresh Water Fish Commission to hunt, remove, or destroy animals which interfere with Tenant’s farming operation, and only as further provided herein. Tenant will be responsible for obtaining the necessary permits and agrees to indemnify and hold Landlord harmless for any violation of Federal, state, or local hunting laws, and for any damages or injury resulting therefrom. Tenant will notify Landlord of any and all such permit applications and will supply Landlord with copies of all applications submitted and permits received before any such hunting occurs. In addition to any other permit which is a Legal Requirement, Tenant shall apply to Landlord’s VP of Sugarcane, Sod & Farm Leases for a permit indicating Landlord’s consent to hunt nuisance animals on the Leased Premises (a “Landlord Permit”). Such application shall include a copy of photo ID for each person Tenant wishes to have Landlord’s consent to hunt nuisance animals on the Land. Any person found hunting on Landlord’s property and not listed on a Landlord Permit shall be considered a trespasser. The Landlord Permit indicates consent to hunt nuisance animals only on the Leased Premises, is valid only until Tenant’s Use is completed, and must be returned at that time.

(b) Tenant agrees to prohibit any use of firearms on the Land except as provided above, and agrees to assume responsibility for enforcing this prohibition. Tenant will pay Landlord a penalty of $100 per day per infraction for violation of this clause. Notwithstanding the above, Landlord reserves the right to prohibit the hunting of nuisance animals, in Landlord’s sole discretion.

(c) For purposes of this Lease, the term “nuisance animals” shall be limited to hogs, raccoons and coyotes. There will not be any shooting at or taking of deer, turkeys or alligators on the Leased Premises, or Landlord’s property, under any circumstance. Any nuisance animals taken under the Landlord Permit shall be destroyed before removal from the Leased Premises.

Section 2.13 Vehicles to be Used on Land. Tenant agrees to use only the following vehicles to access the Land: equipment and vehicles owned and/or operated by Tenant or Tenant’s employees, contractors, agents, guests or invitees. This limitation does not prohibit vehicles necessary for planting, caretaking, harvesting the crop, or providing necessary goods or services in connection with planting, caretaking or harvesting Tenant’s crop. Tenant agrees to participate in any reasonable procedures at no out-of pocket cost or expense to Tenant, necessary to protect Landlord’s adjacent agricultural activities from infection by plant and animal diseases, including but not limited to decontamination procedures related to citrus canker and foot and mouth disease at Landlord’s request.

     Section 2.14 Off-Road and Recreational Vehicles. The use of ATVs and other recreational vehicles on the Leased Premises is prohibited, except utility-type four-wheeled vehicles commonly known as “Mules,” or “Gators,” and such vehicles must be operated by employees of Tenant, and may not be operated in excess of 20 mph. Such vehicles may only be used in direct support of Tenant’s Use; personal and recreational use are strictly prohibited. If any employee, agent, guest or invitee of Tenant is found to be operating such vehicles outside the Leased Premises, the equipment will be banned from Landlord’s property.

CW Landlord	KM Tenant

Section 2.15 Tenant’s Employees on Land. Tenant agrees that only the following persons will have access to the Land: Tenant’s employees, contractors, agents, guests or invitees. This limitation does not prohibit persons necessary for planting, caretaking, harvesting the crop, or providing necessary goods or services in connection with planting, caretaking or harvesting the crop.

Section 2.16 Trespassers. Tenant will be responsible for the removal and eviction of any and all trespassers from the Land. Landlord will have no responsibility with respect to the removal or eviction of trespassers during the Term, but retains the right to do so.

Section 2.17 No Structures or Trailers. No structures or mobile homes will be placed on the Land without the prior written consent of the Landlord, which may be withheld for any reason or for no reason.

Section 2.18 Inspection by Landlord; No Duty. Landlord, for itself and its agents, representatives, or employees, reserves the right to enter the Land at all reasonable times in order to inspect the Land to determine whether Tenant is complying with the terms of this Lease, and to do all other lawful acts that are necessary to protect Landlord’s interest in the Land, including, without limitation, repairs, additions, or alterations of any property on the Land. Notwithstanding the foregoing, compliance with the terms of this Lease is the sole responsibility of the Tenant. The right of the Landlord to inspect the premises will not create a duty to inspect, nor will Tenant be entitled to rely on the same, nor will it be construed or interpreted as a waiver of or estoppel to Landlord’s right to require Tenant’s strict compliance with the terms of this Lease, or to any enforcement action brought by the Landlord.

Section 2.19 Surrender of the Land. Tenant agrees to surrender the Land in the same condition and repair as it existed upon commencement of the Term, subject to ordinary wear and tear, upon the end of the Term. Tenant agrees to level and disk all beds, ditches, or other modifications to the Land created by Tenant, restore each perimeter dike to its functional condition, restore all points of access for ingress and egress to the Leased Premises, and leave the Land clean to the reasonable satisfaction of the Landlord at the conclusion of the growing season. Tenant shall remove all mulch and similar materials which will not decompose promptly. Landlord will be reasonable in its requirements for the condition of the Land. The failure by Tenant to restore the Leased Premises as specified at the end of the Term will result in the Landlord contracting for the work and Tenant being liable for all expenses reasonably incurred by Landlord in restoring the Land to good condition.

Section 2.20 Removal of Equipment, Materials and Personal Property. At the end of the Term, Tenant will, at Tenant’s expense, remove all equipment and materials placed by Tenant on the Leased Premises including, but not limited to pumps, engines, drainage, culverts, containers, tanks, chemicals, fuel, batteries, dumpsters, equipment, scrap iron, sheds, barrels, boxes, plastic containers, waste materials and any other property pertaining to Tenant’s use or operation. “Waste Materials” includes, without limitation, cans, pallets, glass, cardboard, hay bales, and unrepaired or abandoned equipment. Any equipment or property not removed on the expiration of this Lease may, at Landlord’s discretion, be deemed the property of Landlord, but Tenant will nonetheless be liable for all expenses reasonably incurred by Landlord in removing such property and equipment.

CW Landlord	KM Tenant

Section 2.21 Possession on Termination. Tenant agrees to yield possession of the Land at the termination of the Lease. Tenant further agrees to pay, as liquidated damages for failure to vacate, the sum of double the per diem Rent per day for every day after the date of the termination of this Lease that occupancy is withheld.

Article III.
ENVIRONMENTAL

Section 3.01 Environmental Protection Requirements. Tenant is responsible for constructing and maintaining Tenant’s facilities and conducting Tenant’s operations in a manner that employs all reasonable means to limit the potential for environmental contamination of the Land and adjoining lands. This Article is to be read in harmony with other Articles of this Lease. When the terms and conditions of this Article are more restrictive than other Articles that could be construed to encompass the same topic, this Article shall control. Further, this Article shall be broadly interpreted so as to protect the environmental integrity and condition of the Land and to require compliance with Legal Requirements as to the Land under all circumstances.

Section 3.02 Water Use and Surface Water Management Permits. Tenant will comply with all terms and conditions of the existing South Florida Water Management District or Southwest Florida Water Management District permits (either, as applicable to the Land, the “District”), as applicable, for water use and surface water management on the Leased Premises, including any and all reporting requirements and best management practices required for the property. A list of District permits is attached hereto and made a part hereof as Schedule “1”.

Tenant will not drill or rework any well on the premises without prior written consent of Landlord, and without appropriate permits from the District and any other public agency regulating water use and water wells. In order to comply with District water use permit requirements, Tenant will keep accurate pumping records of wells on the Land. Such records will be submitted to Landlord on a monthly basis, or more frequently if so required by the District, or any other applicable governmental agency, and will be kept in a manner and submitted in a form acceptable to the District. All new wells must be constructed by a licensed well contractor and meet all federal, state and local laws and regulations. Wells not in use should be provided with a temporary cap.

Tenant will not substantially alter the existing surface water management system without prior written consent of Landlord and without appropriate permits from the District and any other public agency regulating surface water management and wetlands.

Section 3.03 Wetland Protection. Tenant must notify Landlord and obtain Landlord’s permission before undertaking any soil excavation activities, including routine canal/ditch maintenance. No excavated soil or any type of material may be placed in a wetland system. Wetlands, wetland buffer areas and other preservation areas shall not be used by Tenant for any purpose. A wetland will be defined as set forth in Chapters 373 and 403, F.S., or any regulation promulgated thereunder, or as defined under any other applicable federal, state or local statute, rule, regulation or order or as delineated by a jurisdictional determination of any agency or other governmental entity. For purposes of the prohibitions set forth in this paragraph, the term wetland shall be broadly construed.

CW Landlord	KM Tenant

Section 3.04 C-139 Basin Requirements. If the Land is within the C-139 Basin, then in addition to Tenant’s other environmental obligations under this Lease, Tenant must comply with all requirements for the control of phosphorus imposed on lands within the C-139 Basin as may be required by the District or requested by Landlord, including but not limited to the use of specific Best Management Practices, the preparation of annual reports and any other activities deemed necessary by Landlord. Without limitation, Tenant shall be bound by the terms and conditions of the Phosphorus Source Control Permit 26-00323-E, as it may be amended from time to time. Tenant shall be responsible for the payment of any fines and the cost of any corrective action which may be imposed by the District or another government agency as a result of the Tenant failing to comply with regulations imposed by the District or other government agency.

Section 3.05 Best Management Practices. Tenant shall implement Best Management Practices appropriate for Tenant’s use of the property, including without limitation those listed on Schedule “2”, attached hereto and made a part hereof, within thirty (30) days. Simultaneously with the execution of this Lease, Tenant (or sublessee, if appropriate) has received a copy of the District permit governing the Land, and has completed the Written Certification attached hereto and made a part hereof as Schedule “3”.

Section 3.06 Records. Tenant agrees to maintain, and give to Landlord and to Landlord’s authorized representative, the right to inspect, at all reasonable times and upon twenty-four (24) hours notice, records relating to compliance with the District permits, Best Management Practices, and environmental compliance matters relating to the Land. In addition, Tenant will provide Landlord with any and all monitoring data and reports which Tenant is required to keep in accordance with all Legal Requirements, including but not limited to, all records required by the District, Florida Department of Environmental Protection, Army Corps of Engineers, and the Environmental Protection Agency, as well as those reporting requirements associated with the storage, use or disposal of pesticides, fungicides or any other such material.

Section 3.07 Burning. Any burning on the Land will be subject to the prior approval of the applicable federal, state and local governmental agencies where required. Tenant is responsible for obtaining all permits required by any applicable governmental agency prior to any such burn for complying with all Legal Requirements during such burn.

Section 3.08 Tenant Responsible for Waste Generated. The Tenant warrants, covenants and represents that it is familiar with requirements applicable to proper waste disposal. Tenant understands that it is solely in charge of all farming and related activities on-site and is the sole generator of all waste material leaving the site and will not be acting as agent or on behalf of Landlord in any manner with regard to any chemical or solid waste storage, use or disposal arrangements. Tenant shall contract with licensed waste handlers, obtain receipts for any waste recycled or disposed of, and be able to verify to Landlord upon request that all waste is being handled by licensed handlers, and not disposed of on-site.

CW Landlord	KM Tenant

Section 3.09 Waste Stream Management. The Tenant must manage its waste stream in a manner that protects the environmental integrity of the Land. All wastes generated by Tenant must be promptly disposed of in accordance with all Legal Requirements. No waste will be allowed to accumulate. No dumping or other disposal of any liquid, solid or semi-solid waste will be allowed upon the Leased Premises. Burial of any waste is strictly prohibited. Tenant shall maintain a dumpster for solid waste on the Leased Premises throughout the Term.

Section 3.10 Prohibited Substances. With the exception of petroleum products for use in farm implements and vehicles, pesticides in use, or liquid or granular fertilizers, no other “pollutant”, as defined in Chapters 376, 377 or 403, Fla. Stat. or Chapter 62, F.A.C., as the same may be amended from time to time, will ever be stored in any tank upon the Leased Premises. This prohibition does not cover approved recycling containers provided by approved used oil, oil filter, or antifreeze haulers provided that the container size does not exceed 550 gallons. No material classified as hazardous waste which is subject to regulation under 42 U.S.C. 6901 et sec or any other federal, state or local law or regulation may ever be generated, stored or brought onto the Land.

Section 3.11 Landlord Limitations on Agricultural Chemicals. Tenant may use on the Leased Premises only use those herbicides, pesticides, fertilizers and fungicides listed on Schedule “4” and registered and labeled for Tenant’s Use, as that term is defined herein. Any such use must be in strict accordance with the labels. Tenant will store, apply, and dispose of such materials in accordance with all applicable regulations, including the reporting requirements associated with the storage, use or disposal of such materials.

Section 3.12 Handling of Agricultural Chemicals. Agricultural chemicals permitted hereunder should be stored, handled and applied in accordance with all Legal Requirements. Tenant will not bring on the Leased Premises, cause to be brought on the Leased Premises nor in any way commit to the Leased Premises by dumping, ground rig spraying, aerial spraying or any other manner pesticides, fertilizers, chemicals or petroleum products which when used separately or in a combined state could be regulated as a hazardous waste under any applicable law. Except as set forth on Schedule “4” attached hereto, Tenant will not bring on the Leased Premises or allow or cause to be brought on the Leased Premises any pesticide or fertilizer which would or could be categorized as a prohibited use or canceled pesticide or fertilizer. Except as set forth on Schedule “4” attached hereto, Tenant will not bring on the Leased Premises nor allow or cause to be brought on the Leased Premises any pesticide or fertilizer which is or could be categorized as a restricted use pesticide or fertilizer without first obtaining all necessary permits for the use, storage or application thereof on the Leased Premises. In the use, storage or application of any pesticides, fertilizers and chemicals by Tenant or Tenant’s officers, directors, agents, employees, or contractors, including their successors, heirs and assigns, Tenant will take all such precautions as are necessary to see that such pesticides, fertilizers and chemicals are stored, maintained and applied in such a way as to be consistent with all Legal Requirements.

Section 3.13 Chemical Storage. Pesticides will be stored in a locked, weather resistant, us floored structure. Such structure (hereinafter the “Storage Facility”) should have containment capacity or be located so that a release will not enter a wetland, surface water body, the air, soil or groundwater. The Storage Facility should be afforded good housekeeping so as to prevent any build-up or release of spilled agricultural chemicals. Overnight outdoor storage of pesticides is strictly prohibited.

CW Landlord	KM Tenant

Section 3.14 Special Warranty for Storage and Disposal. Tenant covenants, warrants and represents that Tenant is familiar with 40 CFR Part 165 “Recommended procedures for the disposal and storage of pesticides and pesticide containers”. Tenant also understands that no container or other solid or liquid waste disposal of any type is permitted on the Leased Premises. However, at the Tenant’s option, Tenant may dispose of residual pesticide by proper application of triple rinseate as part of the application process. As a best management practice, the Tenant should properly dispose of all containers as provided in 40 CFR Parts 262 and 165 and as required by any other applicable local, state or other federal requirement.

Section 3.15 Mixing and Loading Procedures. Mixing/loading of agricultural chemicals will not be performed within 100’ of any well, or at a site where a release would drain into a surface water body or wetland system. Agricultural chemicals may not at any time, for any duration, be stored within 100’ of any well. Mixing/loading sites should be alternated to prevent any possible pesticide contaminant accumulation. Equipment washing and any triple rinsing should also be performed at multiple sites.

Section 3.16 Product Storage and Use. Products such as new motor oil, grease, lubricants, fluids, etc., which are not prohibited by the terms of this Lease, shall be stored in leak-tight containers and dispensed in a manner that does not allow any of the material to spill on the ground. For example, new oil, antifreeze, solvents, batteries, oil filters, etc. should be stored in a protected manner so that any foreseeable events will not cause entry or contamination to the surrounding environment.

Section 3.17 Prohibited Tanks. Above ground fuel tanks (“ASTs”) over 550 gallons and below ground tanks of any size, for any purpose other than use as septic tanks, are strictly prohibited. No material other than domestic waste water, as defined and allowed by Chapter 62-600, F.A.C. and any other applicable federal, state or local requirement, will be placed into any septic system. The proper permitting, operation and closure of any such system will be the sole responsibility of the Tenant.

Section 3.18 Fuel Tanks. All fuel storage tanks must comply with all applicable federal, state and local laws and regulations, and be monitored by the Tenant for signs of corrosion, leakage or overfill/spill occurrence.

Section 3.19 Tank Placement and Procedure. Above ground fuel tanks of a capacity of 550 gallons or less must be located so that no part of the tank is in contact with the soil and the tank can be readily inspected for leaks. Such tanks must be registered with the Florida Department of Environmental Protection, and comply with all applicable laws, including without limitation, Ch. 376, Fla. Stat., and 62-762 Fla. Admin. Code. All fuel lines, connections and other apparatus must be well maintained to prevent fuel leakage. All detected leaks should be repaired immediately. All fuel spills over 25 gallons must be reported to Landlord immediately upon discovery. Landlord, at its option and in its sole discretion, may oversee or control any needed assessment and remediation activities at Tenant’s expense.

CW Landlord	KM Tenant

Section 3.20 Right of Entry. Notwithstanding any other provision of this Lease, the Landlord, at its option and in its sole discretion, will have the right to enter the Leased Premises at any time for the purpose of responding to an environmental condition in order to prevent waste or other damage to the Leased Premises. Landlord shall not be liable to Tenant for any constructive eviction, crop damage or loss of usable acreage claim by the Tenant for such entry, which areas of entry may include, but not be limited to, operational staging areas, monitoring well placement areas, soil removal areas, storage areas, etc. Landlord agrees, to the extent practicable, to limit Landlord’s disturbances to the area reasonably necessary for any such operations.

Section 3.21 Remedial Actions and Default. It is the intent of this Lease to require Tenant to be responsible for any adverse environmental conditions related to Tenant’s activities on the Land; in no instance is the language herein to be construed to impose liability on Tenant for adverse environmental conditions present on the Land at the time of Tenant’s possession nor is it to be construed to limit Tenant’s liability for any adverse environmental conditions which arise due to the acts of the Tenant or its officers, directors, agents, employees, or contractors, including their heirs and assigns.

During the Term, upon notification by the Landlord or upon the Tenant otherwise becoming aware of a violation of any environmental law caused by Tenant or Tenant’s activities, Tenant will begin all remedial actions required by law solely at its own expense, in accordance with all Legal Requirements and in accordance with any directions or instructions that Landlord may, at its option, reasonably require of Tenant, or those given by any regulatory agency. Non-compliance with any part of this Article shall constitute default under this Lease. Nothing in this Article will prevent the Landlord from taking remedial action at any time to prevent waste or deterioration of the Leased Premises. The Tenant will be solely responsible for returning the Leased Premises to the environmental condition existing at the Commencement Date.

Section 3.22 Payment of Environmental Costs. Tenant agrees to pay the cost of any inspection, investigation, audit, cleanup, site remediation or detoxification and the preparation of any closure or other required plans, consent orders, other orders, license applications, and the like, whether such action is required during or following the Term of this Lease to the full extent that such action is attributable, directly or indirectly, to Tenant’s activities or operations, including but not limited to the use, generation, storage, or disposal of any petroleum products, pesticides, fertilizers, chemicals, hazardous substances, or Materials (as that term is defined in Section 3.23), on or under the Land during the tenancy of this Lease. The obligations created above will survive this Lease, and will be in addition to the remedies available to the Landlord under any other applicable law.

CW Landlord	KM Tenant

Section 3.23 Environmental Indemnity. Since Tenant will be in charge and control of all material handling and storage areas upon the Land, Tenant agrees to indemnify, hold harmless and defend Landlord from all claims, demands, suits, damages (including foreseeable and unforeseeable consequential and punitive damages) assessments, fines, penalties, costs and other expenses (including attorneys’ fees and other court costs) brought on behalf of any person or entity arising from the use, storage or disposal of any chemicals, pollutants, pesticides, petroleum products, batteries (including waste material) and other substances (cumulatively the “Materials”) used, generated, stored or brought onto the Leased Premises by Tenant, which Materials, or their use, storage or disposal, are regulated under any local, state or federal law. This indemnity will extend to any off-site treatment, storage or disposal by Tenant of any Material that leaves the Land and for which the Landlord becomes responsible either voluntarily or involuntarily. The scope of the Tenant’s indemnification hereunder will extend to any act or omission of the Tenant, or its officers, directors, agents, employees, contractors, guests or invitees including their successors, heirs and assigns. Claims include but are not limited to those claims, either threatened or realized, for injuries to the contamination of or the death of persons, or damages to or the destruction of property, the air, soil, waters, groundwaters, the environment, livestock, plants, animals, and aquatic life arising from exposure to or the escape of the above described materials due to such material’s presence either on or off-site. Claims will also include claims for restoration costs, damages or compliance with any administrative violation notice, rule or order. This indemnity will survive the Term of this Lease, and any failure by Landlord to discover any environmental contamination or noncompliance during the Term. Injuries include those to Landlord or Tenant, their officers, directors, agents, employees, or contractors, including their heirs and assigns, or any other person or entity arising out of the above described acts or omissions of Tenant.

Article IV.
GENERAL PROVISIONS.

Section 4.01 Assignment or Sublease. This Agreement will be legally binding upon the parties hereto and their heirs, legal representatives, successors and assigns. Notwithstanding the foregoing, Tenant may not assign this Lease, or sublet the Land without the prior written consent of the Landlord, which will not be unreasonably withheld, delayed, or conditioned.

Section 4.02 Liens. Tenant will keep the Land free and clear of all liens arising out of any work performed, materials furnished, or obligations incurred by Tenant.

Section 4.03 Intentionally Deleted.

Section 4.04 Notice. See Section “S. Notice” in the main body of the Lease

Section 4.05 Insurance. During the term of this Lease, Tenant agrees to self-insure and/or procure and maintain in full force and effect the following insurance coverages:

(a) Comprehensive general liability coverage meeting the following requirements:

(i) Intentionally Deleted.

(ii) Minimum Limits Required: $1,000,000 each occurrence; $1,000,000 personal & advertising injury; $2,000,000 general aggregate; $2,000,000 products- completed operations aggregate;

(iii) Tenant, is affiliated organizations, and each of the aforementioned parties’ successors, assigns, officers, employees, directors, shareholders, partners and members must be included as additional insureds; and

CW Landlord	KM Tenant

(iv) Coverage must be primary without contribution from other insurance available to Tenant.

(b) Comprehensive automobile liability coverage (for all vehicles on any portion of the Leased Premises) meeting the following requirements:

(i) Intentionally Deleted.

(ii) Minimum Limits Required: $ 1,000,000 per accident;

(iii) Intentionally Deleted.

(iv) Tenant and its affiliated organizations, and each of the aforementioned parties’ successors, assigns, officers, employees, directors, shareholders, partners, and members must be included as designated insureds on ISO endorsement CA2048 or its equivalent.

(c) Statutory workers’ compensation coverage meeting the following requirements:

(i) Workers Compensation Insurance - Section “3.A.” of the NCCI (industry standard) declarations page must list the state where the Leased Premises are located. Even if the applicable state is listed in section “3.C. Other States Insurance”, it must also be listed in section “3.A.”;

(ii) Employers Liability Minimum Limits Required: $500,000 each accident, $500,000 disease - each employee, $500,000 disease - policy limit;

(d) Intentionally Deleted.

(e) Confirmation by Tenant of self-insurance and/or Certificates of insurance indicating the then-current coverages and naming Landlord as an additional insured (with the exception of workers’ compensation coverage) shall be provided to Landlord prior to the entry upon the Leased Premises by any employee, agent, independent contractor or invitee of Tenant and at the time of any renewals and/or modifications of such policies. Additional confirmations and/or certificates of insurance shall be furnished by Tenant to Landlord from time to time if requested by Landlord to confirm the then-existing insurance coverages. Each policy shall require that the insurer endeavor to give Landlord at least thirty (30) days’ advance, written notice by the insurer prior to any cancellation thereof.

(f) Intentionally Deleted.

(g) Intentionally Deleted.

(h) Intentionally Deleted.

CW Landlord	KM Tenant

Section 4.06 No Partnership. This Lease does not give rise to a relationship of principal and agent or of partnership or of joint venture between the parties hereto or any other relationship between the parties hereto other than the relationship of Landlord and Tenant.

Section 4.07 Excuse. See section “X. Force Majeure” and all subsections thereto in the main body of the Lease. This provision shall not be construed to limit Tenant’s environmental obligations hereunder.

Section 4.08 Condemnation. If any part or all of the Land be taken for any public or quasi- public use under any statute or by right of eminent domain or by any purchase under threat of or in lieu of such taking, the Term of this Lease will terminate as to the portion taken when possession is so taken. In such event, Landlord will be entitled to the entire award or price. Tenant will not be entitled to any compensation for Tenant’s leasehold interest in the Leased Premises, but Tenant may, to such extent as may be permitted by law, claim compensation from the taking authority for business damages, drainage equipment, moveable structures, fixtures and chattels which are the property of Tenant.

Section 4.09 Default of Tenant. See section “V. Breach” in the main body of the Lease.

Section 4.10 No Waiver of Breach. The waiver by Landlord of a breach of any provision of this Lease by Tenant will not operate or be construed as a waiver of any subsequent breach by Tenant.

Section 4.11 Abandonment. If Tenant abandons the Land before the end of the term of this Lease, the Landlord may, at Landlord’s option, cancel this Lease or he may enter said premises as an agent of Tenant, by force or otherwise, without being liable in any way thereof, and relet the Land with or without any of the Tenant’s equipment that may be therein, at such price and upon such terms and for such duration of time as Landlord may determine, and receive the rent therefrom. Should Tenant abandon the Land before the end of the Term of this Lease, then Tenant forfeits all rights to any of the rents paid as well as to the crop under cultivation on the Land and Landlord has the exclusive option to abandon or cultivate and harvest the crop. If Tenant abandons the crop, Tenant is not entitled to proceeds from the crop should it be sold, nor to expected profit. Notwithstanding the foregoing, Tenant shall not be deemed to have abandoned the Land unless Tenant receives written notice from Landlord of such abandonment and fails to cure said abandonment within thirty (30) days from receipt of Landlord’s written notice.

Section 4.12 Insolvency or Bankruptcy. If Tenant becomes insolvent, voluntarily or involuntarily bankrupt, or if a receiver, assignee or other liquidating officer is appointed for the business of the Tenant, and Tenant does not remove the bankruptcy within ninety (90) days, then Landlord may terminate this Lease at the option of the Landlord to the extent permitted by law. Tenant will not object to Landlord’s motioning the Court for appropriate relief from the automatic stay in order to accomplish said termination and the enforcement of all rights and remedies available to the Landlord hereunder.

CW Landlord	KM Tenant

Section 4.13 Hold Harmless. Tenant will hold harmless, protect, defend, and Landlord from any and all claims, demands, damages, and liability, including attorneys’ fees and costs, brought by, or on behalf of any third persons, including employees and agents of Tenant, by reason of death, personal injury, property damage, financial loss, or any other damage or injury arising out of Tenant’s use, enjoyment or occupancy of the Land, including, but not limited to, liability arising from the storage, use, or disposal of chemicals, petroleum products, pesticides, fungicides, fertilizers, and similar materials. Landlord will hold harmless, protect, defend and indemnity Tenant from any and all claims, demands, damages, and liability, including attorneys’ fees and costs, brought by, or on behalf of any third persons, including employees and agents of Landlord, by reason of death, personal injury, property damage, financial loss, or any other damage or injury arising out of Landlord’s use, enjoyment or occupancy of the Land, including, but not limited to, liability arising from the storage, use, disposal of chemicals, petroleum products, pesticides, fungicides, fertilizers, and similar materials.

Section 4.14 Governing Law. All questions relative to the execution, validity, interpretation, and performance of this lease will be governed by the laws of the State of Florida, and venue for any action arising hereunder will lie exclusively in the Florida county in which the Land lies.

Section 4.15 Attorneys’ Fees. In any action at law or in equity, or administration or arbitration proceeding, to enforce or interpret the terms of this Lease, the prevailing party will be entitled to attorney’s fees, costs and necessary disbursement, including such fees prior to the commencement of litigation, and on appeal, in addition to any other relief to which such party may be entitled.

Article V.
MISCELLANEOUS.

Section 5.01 Miscellaneous.

(a) This Lease shall be binding upon and inure to the benefit of the successors and assigns of Landlord, and shall be binding upon and inure to the benefit of Tenant, its successors, and, to the extent assignment permitted hereunder, Tenant’s assigns. The pronouns of any gender shall include the other genders, and either the singular or the plural shall include the other.

(b) All rights and remedies of Landlord and Tenant under this Lease shall be cumulative, and none shall exclude any other rights or remedies allowed by law or this Lease.

(c) Time is of the essence under this Lease.

(d) This Lease constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior understandings between them concerning the same. This Lease may not be altered, changed or amended, except by an instrument in writing executed by all parties hereto. The terms and provisions of this Lease shall not be construed against or in favor of a party hereto merely because such party is the “Landlord” or the “Tenant” hereunder or such party or its counsel is the draftsman of this Lease.

CW Landlord	KM Tenant

(e) If Tenant is a corporation, partnership or other entity, Tenant warrants that all consents or approvals required of third parties (including but not limited to its board of directors or partners) for the execution, delivery and performance of this Lease have been obtained and that Tenant has the right and authority to enter into and perform its covenants contained in this Lease.

(f) Whenever in this Lease there is imposed upon Landlord or Tenant the obligation to use their best efforts, reasonable efforts or diligence, Landlord and Tenant shall be required to do so only to the extent the same is economically feasible and otherwise will not impose upon Landlord or Tenant extreme financial or other burdens.

(g) Any reference to the “Term” (or the “Lease Term”) shall be deemed to include any renewal or extension thereof where appropriate.

(h) If any term or provision of this Lease, or the application thereof to any person or circumstance, shall to any extent be unreasonable, invalid or unenforceable, the remainder of this Lease, or the application of such provision to persons or circumstances other than those as to which it is found to be invalid or unenforceable, shall not be affected thereby, and each remaining provision of this Lease shall be valid and shall be enforceable to the extent permitted by law.

(i) The captions at the beginning of the several paragraphs of this Lease are for convenience of reference only. They shall be ignored in construing this Lease.

(j) This Lease may be executed in any number of counterparts, each of which, when so executed and delivered, shall be an original, and such counterparts together shall constitute one and the same instrument.

(k) Neither this Lease nor any memorandum shall be recorded in any public records. If this Lease is recorded in violation of this provision, it shall not serve as notice.

(l) This Lease shall be governed by, and construed and enforced in accordance with, the laws of the State of Florida.

(m) Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present a health risk to persons who are exposed to it over time. Levels of radon that exceed Federal and State guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county health unit.

(n) With respect to all payments of Rent, Additional Rent and any and all other payments required by Tenant hereunder, Tenant shall have no right of set-off, deduction, counterclaim, suspension or, except as expressly provided in the Lease, abatement.

CW Landlord	KM Tenant

Witnesses	LANDLORD:

ALICO, INC., a Florida corporation

/s/ Denise Plair	By: /s/ Clay G. Wilson
Print Name: Denise Plair	Print Name: Clay G. Wilson
Title: CEO/President

/s/ Mary Lofton	Date: 5-19-14
Print Name: Mary Lofton

Witnesses	TENANT:

UNITED STATES SUGAR
CORPORATION, a Delaware corporation

/s/ Ann Marie Pilling	By: /s/ Kenneth W. McDuffie
Print Name: Ann Marie Pilling	Print Name: Kenneth W. McDuffie
Title: Sr. Vice President, Sugarcane Operations

/s/ Eneyda Rios	Date: 5/12/14
Print Name: Eneyda Rios

CW Landlord	KM Tenant

EXHIBIT “C”

Memorandum of Lease

This instrument prepared by and
after recording return to:
Edward Almeida, Esq.
Vice President, Legal Affairs
United States Sugar Corporation
111 Ponce de Leon Avenue
Clewiston, Florida 33440
Tel: (863) 902-2418
Fax: (863) 902-2120
E-mail: ealmeida@ussugar.com

MEMORANDUM OF LEASE

THIS MEMORANDUM OF LEASE (this “Memorandum”) is dated as of 5/15/14, 2014 (“Effective Date”) among UNITED STATES SUGAR CORPORATION, a Delaware corporation (“U.S. SUGAR”), whose mailing address is 111 Ponce de Leon Avenue, Clewiston, Florida 33440 and ALICO, INC., a Florida corporation (“ALICO”) whose mailing address is 10070 Daniels Interstate Court, Suite 100, Ft. Myers, Florida 33913.

U.S. SUGAR and ALICO hereby certify as follows:

     1. U.S. SUGAR and ALICO have entered into a certain “Lease Agreement” (“Lease”), dated as of 5/15/14, pursuant to which ALICO has leased to U.S. SUGAR, and U.S. SUGAR has leased from ALICO, the land described in Exhibit “A” attached hereto (collectively, “Premises”) upon the terms and subject to the conditions set forth in the Lease.

     2. The Lease expires April 30, 2024, unless sooner terminated in accordance with the terms of the Lease; provided, however, that the term of the Lease may be extended as follows: On May 1, 2024 and on each April 1st subsequent thereto, the Lease term shall be extended one (1) additional “Lease Year” (as such term is defined in the Lease) unless written notice of non-renewal is given by either party hereto to the other party.

     3. The covenants and agreements of the parties under the Lease are covenants running with the Premises.

     4. ALICO and U.S. SUGAR enter into this Memorandum, which is to be recorded in the land record office of Hendry County, Florida, in order that third parties may have notice of the Agreement. This Memorandum shall not supersede or in any way modify the terms or conditions of the Agreement or be used in interpreting the Agreement.

CW Landlord	KM Tenant

IN WITNESS WHEREOF, ALICO and U.S. SUGAR have caused this Memorandum to be executed as of the Effective Date.

Signed and delivered	UNITED STATES SUGAR CORPORATION
in the presence of:	a Delaware corporation

/s/ Ann Marie Pilling	By: Kenneth W. McDuffie
Witness Signature
Print Name: Kenneth W. McDuffie
Ann Marie Pilling
Print Witness Name	Title: Sr. Vice President, Sugarcane Operations

/s/ Eneyda Rios
Witness Signature

Eneyda Rios
Print Witness Name

Signed and delivered
in the presence of:	ALICO, INC., a Florida corporation

/s/ Denise Plair	By: Clay G. Wilson
Witness Signature
Print Name: Clay G. Wilson
Denise Plair
Print Witness Name	Title: CEO/President

/s/ Mary Lofton
Witness Signature

Mary Lofton
Print Witness Name

STATE OF FLORIDA
COUNTY OF LEE

THE FOREGOING INSTRUMENT was sworn to and subscribed before me this 19th day of May 2014, by Clay G. Wilson as CEO/President of ALICO, INC., a Florida corporation, who is personally known to me, who acknowledged that he/she executed such instrument on behalf of, and with the full and binding authority of said corporation, and who did take an oath.

(Notary Seal)

[SEAL]	A. DENISE PLAIR	/s/ A. Denise Plair
	MY COMMISSION #EE 832069	Notary Public, State of Florida at Large
EXPIRES: January 4, 2017
	Bonded Thru Notary Public Underwriters	A. Denise Plair
Print Notary Public’s Name

My Commission Number: EE 832069

My Commission Expires:  1-04-17

CW Landlord	KM Tenant

STATE OF FLORIDA
COUNTY OF HENDRY

THE FOREGOING INSTRUMENT was sworn to and subscribed before me this 12th day of May 2014, by Kenneth McDuffie as Sr. Vice President of UNITED STATES SUGAR CORPORATION, a Delaware corporation, who is personally known to me, who acknowledged that he/she executed such instrument on behalf of, and with the full and binding authority of said corporation, and who did take an oath.

(Notary Seal)

[SEAL]	JESSE L. PATE, SR.	/s/ Jesse L. Pate Sr.
	MY COMMISSION EXPIRES	Notary Public, State of Florida at Large
December 14, 2014
	#EE 032864	JESSE L. PATE SR.
	Bonded Thru	Print Notary Public’s Name
Notary Public Underwriters
NOTARY PUBLIC, STATE OF FLORIDA

My Commission Number: EE 032864

My Commission Expires:  Dec 14, 2014

NOTARY PUBLIC, State of Florida
Print Name:

CW Landlord	KM Tenant

SCHEDULE “1”
TO GENERAL CONDITIONS

LIST OF APPLICABLE SOUTH FL. WATER MGMT. DISTRlCT PERMITS &
APPLICATIONS

Consumptive Use Permits
26-00453-W - Hill Grade, Application #060626-26
26-00631-W - 2x6, Applications #101020-6 and #090226-38
26-00617-W - Port LaBelle, Applications #101013-2 and #090226-31
26-00173-W - Collins Slough West, Applications #101012-34 and #090226-44
26-00174-W - Collins Slough East, Application #090226-8
26-00315-W - Alico Jog, Application #090226-35

Environmental Resource Permits
26-00453-S - Hill Grade, Applications #101129-10, #101101-2, #070612-27, #020408-21,
                       #020129-14 and #960611-5
26-00003-S-03 - 2x6, Applications #990412-23 and #10059-A
26-00617-S - Port LaBelle, Applications #140225-24, #990603-20, #980911-20 and #980810-11
26-00466-S Collins Slough West, Application #911021-4
26-00175-S - Collins Slough East, (Entire Permit Expired/Cancelled, Applic. # 050608-19)
26-00315-S - Alico Jog - Application #11205-B

CW Landlord	KM Tenant

SCHEDULE “2”
TO GENERAL CONDITIONS

Applicable BMP’s are Nutrient Application Control, Nutrient Spill Prevention, Soil Testing and utilization of Above Ground Impoundment (AGI).

1) Nutrient Application Control is keeping the fertilizer a minimum of 4’ from canals and not overlapping the application. Examples: Banding at the root zone, side dressing, pneumatic controlled-edge application, fertilization though the irrigation system, or placement of fertilizer under plastic near the root. We specify the type year in the annual BMP report.

2) Nutrient Spill Prevention is having protocols in place to prevent fertilizer spills during transfer, handling, storage. The SFWMD usually looks for education type material and proof of instruction to verify this BMP.

3) Soil Testing is testing soil samples to obtain a recommended phosphorous application for the crop type. Receipts and recommendations are required to verify this BMP.

4) Utilization of AGI is pumping the excess water being drained from the farm fields into the AGI.

SCHEDULE “3”
TO GENERAL CONDITIONS

WRITTEN CERTIFICATION OF LANDUSER (LESSEE OR OPERATOR)

I hereby certify that, I have received a copy of Permit No. see attached 1 with application No. see attached, dated see attached. I agree to comply with the permit and implement the terms and conditions of the permit as it is indicated in lease. In addition, I agree to provide entry at any time to the area for South Florida Water Management District staff or their duly authorized agents, as provided for in subsection 40E-63.444(d), F.A.C., or as otherwise provided by the issued permit. If the undersigned is a sublessee, or otherwise not a party to the Lease, the undersigned hereby agrees to comply with the terms of the Lease.

UNITED STATES SUGAR CORPORATION
Type or print lessee name

/s/ Kenneth W. McDuffie
Signature of Lessee of parcel/farm (if no the lessee, certify below)

I hereby certify that I am the authorized agent of the lessee

Kenneth W. McDuffie, Sr. Vice President, Sugarcane Operations
Type or print name and title

/s/ Kenneth W. McDuffie
Signature

5/12/14
Date: